Exhibit 99.1

Subsequent to our previous earnings announcement, Citizens Financial Corp. learned that one particular commercial loan client had ceased operations.  In response to this information, Citizens has recorded a charge-off of $1.2 million and revised earnings for the fiscal year ended December 31, 2007 downward to $1,034,000.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia.  The company’s stock trades on the over the counter bulletin board under the symbol CIWV.  Additional information about the company and its performance will be made available on the company’s website at www.cnbelkins.com in its Form 10-K to be filed prior to March 30, 2008.